CONTACT:     Jim  Kerrigan
                  Lantronix
                  (949)  453-3990

              LANTRONIX REPORTS FISCAL 2004 FIRST QUARTER RESULTS
               --COMPANY DEMONSTRATES SEQUENTIAL REVENUE GROWTH--

Irvine, CA - November 6, 2003 - Lantronix, Inc. (NASDAQ: LTRX) today reported results for its first fiscal quarter ending September 30, 2003:

- Revenues for the three-month period ended September 30, 2003 were $12.2 million, an improvement from the prior consecutive quarter when the company reported $11.8 million in revenue.

- Net loss was reduced to $(3.0) million, or $(0.05) per share for the first fiscal 2004 quarter, compared with net loss of $(11.4) million, or $(0.21) per share for the same quarter in fiscal 2003.

- Cash usage for the quarter was $611,000, in line with the company's earlier guidance.

For the first fiscal quarter ended September 30, 2003, the company reported revenues of $12.2 million and net loss of $(3.0) million, or $(0.05) per share, compared with revenues of $12.7 million and net loss of $(11.4) million, or $(0.21) per share for the first fiscal quarter ended September 30, 2002. For the prior consecutive quarter, the company reported $11.8 million in revenues and net loss of $(19.1) million, or $(0.33) per share.

Cash and cash equivalents and marketable securities decreased approximately $611,000 during the quarter ended September 30, 2003, compared with a decrease of $9.1 million for the same period a year earlier, and compared with a decrease of $459,000 in the quarter ended June 30, 2003.

"Results for the quarter reflect the continued quarter-to-quarter progress we are making toward achieving our financial model," said Marc Nussbaum, president and chief executive officer. "Our net loss was reduced, cash usage was maintained at our target level in the range of $1 million, and revenues increased for the first time in four quarters."

FISCAL  2004  OUTLOOK

The following statements are forward-looking and are based on current expectations. Statements about future revenues, product successes or sales, or cash usage are subject to variations in any specific period. Actual results may differ materially from those described below. The company undertakes no obligation to update this release.

"During the second quarter, we look forward to continued improvement in our operating fundamentals with cash usage remaining in the same neutral range of approximately $1 million," said Nussbaum.

About  Lantronix

Lantronix, Inc. (Nasdaq: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable products and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.
-----------------

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to future margins and financial performance. For a more detailed discussion of these and associated risks, see the Company's most recent documents filed with the Securities and Exchange Commission.



                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                    SEPTEMBER 30,    JUNE 30,
                                                        2003           2003
                                                     (UNAUDITED)
Cash, cash equivalents and marketable securities.  $       13,467   $  14,078
Accounts receivable, net. . . . . . . . . . . . .           3,721       3,858
Inventories . . . . . . . . . . . . . . . . . . .           6,112       6,011
Goodwill, net . . . . . . . . . . . . . . . . . .          11,726      11,726
Purchased intangible assets, net. . . . . . . . .           4,653       5,394
Long-term investments . . . . . . . . . . . . . .           5,249       5,458
Total assets. . . . . . . . . . . . . . . . . . .          58,773      62,856

Accumulated deficit . . . . . . . . . . . . . . .        (143,473)   (140,424)
Total stockholders' equity. . . . . . . . . . . .          36,546      37,717



          SELECTED UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                THREE MONTHS ENDED
                                                  SEPTEMBER 30,
                                                  2003      2002
                                                --------  --------
Net revenues . . . . . . . . . . . . . . . . .  $12,230   $ 12,681
Cost of revenues . . . . . . . . . . . . . . .    6,112      8,196

Gross profit . . . . . . . . . . . . . . . . .    6,118      4,485

Operating expenses:
  Selling, general and administrative. . . . .    6,705      7,871
  Research and development . . . . . . . . . .    1,984      2,430
  Stock-based compensation . . . . . . . . . .      155        445
  Amortization of purchased intangible assets.      144        228
  Restructure charges. . . . . . . . . . . . .        -      4,929
    Total operating expenses . . . . . . . . .    8,988     15,903

Loss from operations . . . . . . . . . . . . .   (2,870)   (11,418)

Interest income (expense), net . . . . . . . .       24        192
Other income (expense), net. . . . . . . . . .     (170)       (90)

Loss before income taxes . . . . . . . . . . .   (3,016)   (11,316)

Provision for income taxes . . . . . . . . . .       33         86

Net loss . . . . . . . . . . . . . . . . . . .  $(3,049)  $(11,402)

Basic and diluted net loss per share . . . . .  $ (0.05)  $  (0.21)

Weighted average shares (basic and diluted). .   55,484     53,935